Exhibit 4.7

Loan Agreement

This Loan Agreement (this “Agreement”), dated November 4, 2020, is entered into in Beijing by and between:

Shanghai SINA Leju Information Technology Co., Ltd., (the “Lender”), a wholly foreign-owned enterprise incorporated and existing under the laws of the People’s Republic of China (the “PRC” or “China”, which for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), with its registered address at Room 204-B, 128 North Zhangjiabang Road, Free Trade Pilot Zone (Shanghai), China; and

Xudong ZHU (the “Borrower”), a citizen of the PRC, with his ID card number of [*].

(The Lender and the Borrower, each of which shall be hereinafter referred to as a “Party” individually, and collectively as the “Parties”.)

Whereas:

A.                   Beijing Yisheng Leju Information Services Co., Ltd. (the “Borrower Company”) is a limited liability company established and validly existing under the Law of the PRC, with its registered capital of RMB 10 million. The Borrower is a shareholder of the Borrower Company, and its capital contribution to the Borrower Company is RMB 8 million, holding 80% of the equity interest in the Borrower Company. All of the equity interest now held and hereafter acquired by the Borrower in the Borrower Company shall be referred to collectively as the “Borrower Equity Interest”; and

B.                   The Lender confirms that it agrees to provide and the Borrower confirms that it has received a Loan in the amount of RMB 8 million for the purposes set forth herein.

NOW, THEREFORE, the Parties have mutually agreed to execute this Agreement upon the following terms:

1                     Loans

1.1                     Pursuant to the terms and conditions of this Agreement, the Lender and the Borrower hereby acknowledge that the Lender has a creditor’s right on the Borrower in the amount of RMB 8 million (the “Loan”). The term of the Loan commences from the date of this Agreement and ends on the date when the Lender exercises its Exclusive Call Option under the Exclusive Call Option AgreementExclusive Call OptionExclusive Call Option (as defined below). The Loan shall become immediately due and the Borrower must repay the Loan immediately upon the occurrence of any of the following events:

1.1.1                    The expiration of thirty (30) days after the lender sends a written notice requesting repayment of the Loan;

1.1.2                    Death, incapacity or restricted civil capacity of the Borrower;

1.1.3                    For any reason, the Borrower ceases to be a shareholder of the Borrower Company or its affiliates, and has no employment with for the Lender, the Borrower Company or its affiliates;

1.1.4                    The Borrower engages in or is involved in criminal activities;

1.1.5                    Under applicable laws of PRC, foreign investors are permitted to invest to obtain controlling or all interests in the principle business that is currently conducted by the Borrower Company in China, the relevant competent authorities of PRC will accept application for such investment for approval and the Lender exercises the exclusive option under the Exclusive Call Option Agreement executed by and among the Lender, the Borrower and the Borrower Company on November 4, 2020 (the “Exclusive Call Option Agreement”); or the Borrower or the Borrower Company violates or breaches any of its representations, warranties, covenants or obligations under the Exclusive Call Option Agreement;

1.1.6                    The Borrower Company has not obtained or renewed any governmental approvals or permits necessary for the operation of its principal business.

1.2                     Without the Lender’s prior approval, the Borrower shall not assign its rights and obligations under this Agreement to any other persons.

1.3                     The Borrower agrees to accept the aforementioned Loan provided by the Lender, and hereby agrees and warrants that the Loan will be used to fund the Borrower’s company. Without the Lender’s prior written consent, the Borrower shall not use the Loan for any purpose other than as set forth herein.

1.4                     The Lender and the Borrower hereby agree and acknowledge that the Borrower may repay the Loan only in the following manner (or in other manners approved by the Lender): upon the Lender’s exercise of the Exclusive Call Option in accordance with the Exclusive Call Option Agreement, the Borrower may repay the Loan by transferring all of its Equity Interest in the Borrower Company to the Lender or the Lender’s designee(s) (legal or natural person), and use the proceeds of such transfer (to the extent permitted by the law) as repayment of the Loan (principal and any interest accrued thereon) to the Lender or other person designated by the Lender in accordance with this Agreement and the Exclusive Call Option Agreement and in the manner specified by the Lender.

1.5                     The Lender and the Borrower hereby agree and acknowledge that, to the extent permitted by the applicable laws, the Lender shall have the right but not the obligation to purchase or designate other persons (legal or natural persons) to purchase the Borrower Equity Interest in part or in whole at any time, at the price stipulated in the Exclusive Call Option Agreement.

1.6                     When the Borrower transfers the Borrower Equity Interest to the Lender or the Lender’s designee(s), in the event that the transfer price of such equity interest is equal to or lower than the principal of the Loan under this Agreement, the Loan shall be deemed as an interest-free Loan. However, if the proceeds of such transfer is higher than the principal of the Loan under this Agreement, the amount excessive the principal of the Loan shall be considered interest for the Loan under this Agreement and shall be repaid by the Borrower to the Lender. The Borrower shall be deemed to have fully satisfied its repayment obligations hereunder when the Lender or the entity designated by the Lender acquires the entire equity interest in the Borrower (subject to the completion of business change registration) and/or the Borrower repays the entire Loan principal and interest (if applicable) to the Lender pursuant to this Agreement and the Exclusive Call Option Agreement.

2                     Representations and Warranties

2.1                     On the date of this Agreement, the Lender hereby makes the following representations and warranties to the Borrower:

2.1.1                  The Lender is a corporation duly organized and validly existing in accordance with the laws of PRC;

2.1.2                  The Lender has the legal capacity to execute and perform this Agreement. The execution and performance by the Lender of this Agreement is consistent with the Lender’s scope of business and the provisions of the Lender’s corporate bylaws and other organizational documents, and the Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

2.1.3                  This Agreement constitutes the Lender’s legal, valid, and binding obligations, enforceable against the Lender in accordance with its terms.

2.2                     On the date of this Agreement, the Borrower hereby makes the following representations and warranties to the Lender:

2.2.1                    The Borrower is a natural person with full civil capacity;

2.2.2                    The Borrower has the legal capacity to execute and perform this Agreement. The execution and performance of this Agreement by the Borrower is consistent with the Borrower’s scope of business and the provisions of the Borrower’s corporate bylaws and other organizational documents, and the Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

2.2.3                    This Agreement constitutes the Borrower’s legal, valid, and binding obligations, enforceable against the Borrower in accordance with its terms; and

2.2.4                    There are no disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrower.

3                     Undertakings of the Borrower

3.1                     The Borrower as the shareholder of the Borrow Company, irrevocably undertakes that during the valid term of this Agreement, the Borrower will cause the Borrower Company to:

3.1.1                    Strictly comply with the provisions under the Exclusive Call Option Agreement to which the Borrower Company is a party and refrain from any act/omission that would affect the validity and enforceability of the Exclusive Call Option Agreement.

3.1.2                    At the request of the Lender (or its designee(s)), execute the contracts/agreements related to business cooperation with the Lender (or its designee(s)), and ensure to strictly abide by such contracts/agreements;

3.1.3                    Provide the Lender with all of its operational and financial information upon the request of the Lender;

3.1.4                    Notify the Lender immediately of any litigation, arbitration or administrative proceedings that have occurred or may occur in connection with its assets, operations and revenues; and

3.1.5                    At the request of the Lender, appoint any persons designated by the Lender as directors of the Borrower Company.

3.2                     The Borrower undertakes that during the valid term hereof, it shall:

3.2.1                    Make its best efforts to keep the Borrower Company engaged in its principle businesses and to maintain the specific business scope of its business license;

3.2.2                    Abide by the provisions of this Agreement, the Equity Pledge Agreement as set forth in Appendix 1 attached hereto (the “Equity Pledge Agreement”) and the Exclusive Call Option Agreement to which the Borrower is a party, perform his obligations under this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement;

3.2.3                    Not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in the Borrower Equity Interest, or allow creation thereon of any security interest, except in accordance with the Equity Pledge Agreement;

3.2.4                    Cause any shareholders meeting and/or the board of directors of the Borrower Company to not approve without prior written consent of the Lender the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the Borrower Equity Interest, or allow creation thereon of any security interest, except to the Lender or the Lender’s designated person;

3.2.5                    Cause any shareholders meeting and/or the board of directors of the Borrower Company to not approve without the prior written consent of the Lender the merger or consolidation of the Borrower Company with any person, or its acquisition of or investment in any person;

3.2.6                    Immediately notify the Lender of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to the Borrower Equity Interest;

3.2.7                    To the extent necessary to maintain the ownership of the Borrower Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or make necessary and appropriate defenses against all claims;

3.2.8                    Without the prior written consent of the Lender, refrain from any action/omission that may have material impact on the assets, business and liabilities of the Borrower Company;

3.2.9                    Appoint any designee of the Lender as director of the Borrower Company, at the request of the Lender;

3.2.10             To the extent permitted by the PRC Laws, at the request of the Lender at any time, promptly and unconditionally transfer all of the Borrower Equity Interest to the Lender or the designee(s) at any time, and cause the other shareholders of the Borrower Company to waive their right of first refusal with respect to the share transfer described in this Section;

3.2.11             To the extent permitted by PRC Laws, at the request of the Lender at any time, cause the other shareholders of the Borrower Company to unconditionally and promptly transfer to the Lender or the designee(s) all of the equity interest held by such shareholders in the Borrower Company at any time, and the Borrower hereby waives its right of first refusal with respect to the share transfer described in this Section;

3.2.12             In the event that the Lender purchases the Borrower Equity Interest from the Borrower in accordance with the terms and conditions of the Exclusive Call Option Agreement, use such purchase price obtained thereby to repay the Loan to the Lender; and

3.2.13             Not to supplement, alter or amend in any way the Borrower’s constitutional documents, increase or reduce its registered capital, or change its share capital structure in any way without the Lender’s prior written consent.

4                     Default Liability

4.1                     If the Borrower conducts any material breach of any term of this Agreement, the Lender shall have the right to immediately terminate this Agreement upon a written notice to the Borrower and the Borrower shall indemnify the Lender against any damages resulting from the Borrower’s breach of this Agreement or the early termination of this Agreement. The remedies set forth in this Section 4.1 shall be nonexclusive and shall not preclude any other remedies available to the Lender under this Agreement or under applicable law.

4.2                     The Borrower shall not terminate this Agreement in any event unless otherwise required by the applicable laws.

4.3                     If the Borrower fails to make any payment within the period provided for in this Agreement, such payments shall accrue an overdue interest at a rate of 0.01% per day until the Borrower repays all of such amounts (including overdue interests).

5                     Notices

5.1                     All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered by hand or registered mail with postage prepaid, or commercial courier service or facsimile transmission. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

5.1.1                      In case of delivery by hand (including courier service), the notice shall be deemed effectively given on the date of acknowledgement of receipt in writing;

5.1.2                      Notices sent by prepaid registered mail shall be deemed effectively given on the 15th day after the date set forth on the return receipt of the registered mail; and

5.1.3                      Notices given by facsimile shall be deemed to have been received on the date shown on the facsimile, provided that if such facsimile is sent after 5.00 p.m. or on a non-business day in the place of delivery, the notice shall be deemed to have been received on the next business day.

5.2                     For the purpose of notices, the addresses of the Parties are as follows:

Lender: Shanghai SINA Leju Information Technology Co., Ltd.

Address: G/F, Building G, No. 8 South Dongfeng Road, Chaoyang District, Beijing

Attention: Qiang MA

Fax: 010- 58952300

E-mail: maqiang@leju.com

Borrower: Xudong ZHU

Address: 5F, Gravity Building, No.788, Guangzhong Road, Jing’an District, Shanghai

Attention: Xudong ZHU

Fax: 021- 60868860

E-mail: jinyue200608@163.com

5.3                     Any Party may change its address for notices by a notice delivered to the other Party in the manner set forth herein.

6                 Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are confidential information. Each Party shall maintain confidentiality of all such confidential information, and without prior written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will become known to the public (other than through the receiving Party’s unauthorized disclosure); (b) is required to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach under this Agreement.

7                 Governing Law and Resolution of Disputes

7.1                      The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

7.2                      If there is any dispute arising out of or in connection with this Agreement, each Party shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission Shanghai Sub-Commission for arbitration in Shanghai in accordance with the arbitration rules then in effect. The arbitration tribunal shall consist of three arbitrators appointed in accordance with arbitration rules, the claimant shall appoint one arbitrator, and the respondent shall appoint one arbitrator, the third arbitrator shall be appointed by the above two arbitrators through consultation or designated by China International Economic and Trade Arbitration Commission Shanghai Sub-Commission. The arbitration shall be conducted in confidentiality and the language used in the arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties. In appropriate circumstances, the arbitral tribunal or arbitrator may award compensation, award injunctive relief (including, but not limited to, those required for the conduct of business or the forced transfer of assets) or filing a petition for winding-up in accordance with the dispute resolution provisions and/or applicable PRC Law with respect to the parties’ equity, assets, property interests or land assets. Furthermore, the Parties shall have the right to apply for interim remedies from any competent court that has jurisdiction, (including the courts located in Hong Kong, the courts at the place where the VIE Co is registered (which is Beijing, China), the courts located in Cayman Islands and the courts at the place where the major assets of the VIE Co is located), during formation of the arbitration tribunal.

7.3                      Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8                     Miscellaneous

8.1                       This Agreement shall become effective on the execution date of the Parties and shall remain effective until the date of completion of all of their respective obligations under this Agreement by the Parties.

8.2                       This Agreement shall be written in Chinese in two (2) counterparts, each of which shall be held by the Lender and the Borrower respectively. Each counterpart shall have the same legal effect.

8.3                       This Agreement may be amended or supplemented through written agreement by and between the Lender and the Borrower. Such written amendment agreement and/or supplementary agreement executed by and between the Lender and the Borrower are an integral part of this Agreement, and shall have the same legal effect as this Agreement.

8.4                       In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish the intentions of the Parties to the greatest extent permitted by law, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

8.5                       The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

8.6                       Any obligation that has accrued or become due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof. The Sections 4, 6, 7 and this Section 8.6 shall survive the termination of this Agreement.

8.7                       This Agreement supersedes and replaces the Loan Agreement made by and between the Parties dated February 16, 2017. Upon the effectiveness of this Agreement, the Loan Agreement entered into by and between the Parties on February 16, 2017 shall be invalid immediately.

(No text below, signature to follow)

IN WITNESS WHEREOF, the Parties have caused this Loan Agreement to be executed by their authorized representatives on the date first written above.

Lender:

Shanghai SINA Leju Information Technology Co., Ltd. (Seal)

/seal/ Shanghai SINA Leju Information Technology Co., Ltd.

By:
Name: Yinyu HE
Title: Legal Representative

IN WITNESS WHEREOF, the Parties have caused this Loan Agreement to be executed by their authorized representatives on the date first written above.

Borrower:

Xudong ZHU

By:	/s/ Xudong ZHU

APPENDIX 1 EQUITY PLEDGE AGREEMENT